Exhibit 99.9
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                       [LETTERHEAD OF FGFC HOLDINGS, INC.]



August 29, 2002


James E. Shipley, President
EMB Corporation
5075 Warner Avenue, Suite B
Huntington Beach, CA 92649

Re:  Purchase Agreement dated September 30, 2001

Dear Mr. Shipley:

This letter pertains to the failure of EMB Corporation to perform its obligations pursuant to that certain Purchase Agreement dated September 30, 2001 (the "Agreement"), by and among EMB Corporation ("EMB"), FGFC Holdings, Inc. ("FGFC") and First Guaranty Financial Corporation ("First Guaranty").

Section 2.2(f) of the Agreement provides that, as additional consideration for the sale of the First Guaranty common stock by FGFC to EMB, EMB will provide $1,000,000 of additional equity to be contributed to First Guaranty during the twelve-month period ending September 30, 2002. As of this date, EMB has failed to provide any such additional equity to First Guaranty. As a result, FGFC believes that EMB will be in breach of this covenant and, thus, there will have been a failure of consideration for the underlying transaction that was the subject of the Agreement.

Accordingly, FGFC hereby makes demand upon EMB to cure such impending default and to provide evidence to FGFC, within five (5) days of the date of this letter, of EMB's ability to cure such impending default. The failure of EMB to do so, will necessitate FGFC's unilateral rescission of the Agreement to return each of the parties to their respective positions held prior to the effectiveness of the Agreement.

Please respond to this letter within the time constraints set forth herein.

Sincerely,

FGFC HOLDINGS, INC.

/s/ Rodney K. Thompson

Rodney K. Thompson
President